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                                                                   EXHIBIT 10.35

                             DATED 18 DECEMBER 2000





                  ____________________________________________

                                PARENT AGREEMENT

                  ____________________________________________


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
                                            TABLE OF CONTENTS

1.   DEFINITIONS...............................................................................................   2

2.   RECIPROCAL GUARANTEES OF PERFORMANCE......................................................................   2
     2.1.   Lyondell Guarantee.................................................................................   2
     2.2.   Bayer Guarantee....................................................................................   3
     2.3.   No Demand or Notice................................................................................   3
     2.4.   Continued Effectiveness; Certain Waivers...........................................................   3
     2.5.   Certain Matters Which Do Not Limit or Affect Guarantees............................................   4

3.   RESTRICTIONS ON TRANSFERS AND PLEDGES.....................................................................   4
     3.1.   Prohibition on Transfer............................................................................   4
     3.2.   Ownership Interest; Higher Tier Entity; Lyondell Successor Parent; Bayer Successor Parent..........   5
     3.3.   Permitted Transfers Provided Partner Remains an Affiliate..........................................   5
     3.4.   Certain Transfers in Connection with Successor Parent Transfer or Permitted Successor..............   6
     3.5.   Successor Parent Assignment and Assumption as to this Agreement....................................   7
     3.6.   Assignment and Assumption of License Agreement.....................................................   7
     3.7.   Pledge of Ownership Interest in Lyondell Partner or Bayer Partner..................................   7
     3.8.   No Implied Restrictions of Transfers and Pledges in Respect of Parent or Successor Parent..........   8
     3.9.   No Implied Prohibition of Certain Agreements in Respect of Production Capacity.....................   8

4.   CERTAIN OTHER OBLIGATIONS IN RESPECT OF PARTY OBLIGORS....................................................   9
     4.1.   Prevention of Bankruptcy or Appointment of Receiver................................................   9
     4.2.   Keep Well Covenant.................................................................................   9
     4.3.   Single Purpose Entities............................................................................   9
     4.4.   Restrictions on Third Party Equity Interests in a Partner With Associated PO Production Rights.....  10

5.   REPRESENTATIONS AND WARRANTIES............................................................................  10
     5.1.   Organisation, Standing and Power...................................................................  10
     5.2.   Authority; Execution and Delivery; Enforceability..................................................  10
     5.3.   No Conflicts; Consents.............................................................................  11
     5.4.   Subsidiaries.......................................................................................  11
     5.5.   Proceedings........................................................................................  11
     5.6.   Brokers or Finders.................................................................................  12

6.   MISCELLANEOUS.............................................................................................  12
     6.1.   Notices............................................................................................  12
     6.2.   Construction.......................................................................................  13
     6.3.   Severability.......................................................................................  13


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
     6.4.   Governing Law.....................................................................................   14
     6.5.   Amendment and Waiver..............................................................................   14
     6.6.   Further Assurances................................................................................   14
     6.7.   Benefits of Agreement Restricted to the Parties and Named Beneficiaries...........................   14
     6.8.   Disputes..........................................................................................   14

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     THIS PARENT AGREEMENT (this "AGREEMENT") is dated 18 December 2000 (the
"SIGNING DATE") and is made between LYONDELL CHEMICAL COMPANY, a Delaware corporation ("LYONDELL") and BAYER AG, a German corporation ("BAYER"; Lyondell and Bayer are sometimes referred to in this Agreement as a "PARENT COMPANY").

                                    RECITALS

(A)  As of the Signing Date:

     (1) Lyondell PO-11 C.V., a limited partnership formed under the laws of The Netherlands (together with its successors and assigns as permitted under this Agreement, the "LYONDELL PARTNER") and Bayer Polyurethanes B.V., a company organised under the laws of The Netherlands (together with its successors and assigns as permitted under this Agreement, the "BAYER PARTNER") have entered into the Partnership Agreement to create the Partnership, being a general partnership under the laws of The Netherlands named "Lyondell Bayer Manufacturing Maasvlakte VOF" (the "PARTNERSHIP") for a manufacturing joint venture to own the PO-11 Plant Facilities, being a grassroots PO/SM plant at the Maasvlakte, The Netherlands employing the Lyondell Group's technology.

     (2) The Partnership and Lyondell Chemical Nederland, Ltd., a Delaware corporation (the "OPERATOR") have entered into the Operating Agreement pursuant to which, among other things, the Partnership engages the Operator to (a) oversee and manage the development of the PO-11 Plant Facilities and (b) operate and manage the PO-11 Plant Facilities.

     (3) ARCO Chemical Technology, L.P. (together with its permitted successors and assigns under the Bayer License Agreement, "ACTLP") and the Bayer Partner have entered into the Bayer License Agreement pursuant to which Proprietary PO/SM Technology is licensed to the Bayer Partner on a non-exclusive basis subject to the terms and conditions of the Bayer License Agreement.

     (4) ACTLP and Lyondell Chemie Technologie Nederland, B.V. (together with its permitted successors and assigns under the Lyondell License Agreement, "LCTN") have entered into a License Agreement (the "LCTN LICENSE AGREEMENT") pursuant to which Proprietary PO/SM Technology is licensed to LCTN on a non-exclusive basis subject to the terms and conditions of the LCTN License Agreement.

     (5) LCTN and the Lyondell Partner have entered into the Lyondell License Agreement pursuant to which Proprietary PO/SM Technology is sub-licensed to the Lyondell Partner on a non-exclusive basis subject to the terms and conditions of the Lyondell License Agreement.


                                       1
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     (6)  The Lyondell Partner, its general partner, Lyondell Chemie (POSM)
          B.V., the Bayer Partner, Lyondell Chemie PO-11 B.V. (together with its permitted successors and assigns under the Conditional Transfer Agreement, the "LYONDELL CONDITIONAL TRANSFEREE") and Bayer B.V. (together with its permitted successors and assigns under the Conditional Transfer Agreement, the "BAYER CONDITIONAL TRANSFEREE") have entered into the Conditional Transfer Agreement, providing for reciprocal transfers of the Partnership Interests of the Lyondell Partner and the Bayer Partner on specified Suspending Conditions and Dissolving Conditions, as therein defined.

     The Partnership Agreement, the Operating Agreement, the Bayer License Agreement, the LCTN License Agreement, the Lyondell License Agreement, the Conditional Transfer Agreement and this Agreement are called herein the "PO-11 AGREEMENTS". The Lyondell Partner, Operator, ACTLP, LCTN, Lyondell Chemie (POSM) B.V. (in its capacity as a "Lyondell Conditional Transferor" under the Conditional Transfer Agreement) and Lyondell Conditional Transferee are called herein the "LYONDELL PO-11 AFFILIATES". The Bayer Partner, the Bayer Conditional Transferee are called herein the "BAYER PO-11 AFFILIATES". The Lyondell PO-11 Affiliates as to Lyondell and the Bayer PO-11 Affiliates as to Bayer are sometimes referred to herein as, together with their respective Affiliate transferees as permitted herein, as a "PARTY OBLIGOR".

(B) Lyondell and Bayer have agreed to certain performance guarantees and to the other covenants and restrictions set forth in this Agreement.

NOW THEREFORE Lyondell and Bayer agree as follows:

1.   DEFINITIONS

Capitalised terms that are used but not defined herein shall have the meaning given to them in Exhibit A.

2.  RECIPROCAL GUARANTEES OF PERFORMANCE

2.1.  Lyondell Guarantee.

Lyondell hereby unconditionally, absolutely and irrevocably, as primary obligor and not merely as surety, guarantees, undertakes and promises to cause, as herein provided, for the benefit of Bayer, any Bayer Successor Parent and the Bayer PO-11 Affiliates and as to the obligations of the Operator under the Operating Agreement, the Partnership, the full and prompt performance and the due and punctual payment by the Lyondell PO-11 Affiliates of all covenants, affirmative and negative, to be performed or observed, and of all amounts to be paid, by or on the part of the Lyondell PO-11 Affiliates under the PO-11 Agreements in accordance with the terms thereof, in each case as if Lyondell were itself the obligor with respect to such obligations under the PO-11 Agreements.

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2.2.  Bayer Guarantee.

Bayer hereby unconditionally, absolutely and irrevocably, as primary obligor and not merely as surety, guarantees, undertakes and promises to cause, as herein provided, for the benefit of Lyondell, any Lyondell Successor Parent and the Lyondell PO-11 Affiliates, the full and prompt performance and the due and punctual payment by the Bayer PO-11 Affiliates of all covenants, affirmative and negative, to be performed or observed, and of all amounts to be paid, by or on the part of the Bayer PO-11 Affiliates under the PO-11 Agreements in accordance with the terms thereof, as if Bayer were itself the obligor with respect to such obligations under the PO-11 Agreements.

The beneficiaries of the guarantee of Lyondell under Section 2.1 are sometimes referred to herein as the "BAYER BENEFICIARIES" and the beneficiaries of the guarantee of Bayer under Section 2.2 are sometimes referred to herein as "LYONDELL BENEFICIARIES". The Bayer Beneficiaries and the Lyondell Beneficiaries are sometimes collectively referred to herein as the "PARENT COMPANY GUARANTEE BENEFICIARIES".

2.3.  No Demand or Notice

It shall not be a condition to the guarantees and agreements of Lyondell and Bayer, respectively, in Section 2.1 and Section 2.2 (in such capacity Lyondell and Bayer are each sometimes referred to as a "GUARANTOR") that a Parent Company Guarantee Beneficiary shall have first made any request of or demand upon, or given any notice of the occurrence of a default under the PO-11 Agreement or any other notice whatsoever to such Guarantor or any other Person, other than such notice as is required to be given under the terms of the PO-11 Agreements.

      2.4.    Continued Effectiveness; Certain Waivers.

      2.4.1. Defences. A Guarantor may assert any and all of the defences, counterclaims and other rights that its respective Party Obligor would be entitled to assert under the PO-11 Agreements, other than
              (a) any bankruptcy under any Bankruptcy Proceeding or suspension of payments under any Suspension of Payments Proceeding affecting the Party Obligor; (b) any lack of capacity or authority to enter into or perform its obligations under the PO-11 Agreements in any applicable jurisdiction; and (c) any lack of authority under such Party Obligor's organisational documents to enter into or perform its obligations under the PO-11 Agreements.

      2.4.2. Waiver of Other Defences. Without limiting Section 2.4.1, each Guarantor waives all other defences, including (a) requiring any Parent Company Guarantee Beneficiary to exercise rights and remedies first against the Party Obligors or exhaust any security held for performance of the obligations of the Party Obligors under the PO-11 Agreements; (b) the absence of any notice of acceptance, demand, protest or other notice, other than notice required under the PO-11 Agreements; (c) any requirement of promptness or diligence on the part of any Parent Company Guarantee Beneficiary, except as would constitute a defence of

                                       3
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              the Party Obligor under the PO-11 Agreements; and (d) any other discharge, release or defence of a surety or a guarantor under Applicable Law.

2.5.  Certain Matters Which Do Not Limit or Affect Guarantees.

The enforceability of the guarantees of Lyondell and Bayer in Section 2.1 and
Section 2.2 shall not be limited or affected by:

      2.5.1. Any amendment, supplement, extension, consent or waiver with respect to any of the terms or provisions of any of the PO-11 Agreements, regardless of whether such action or inaction results in any increase in any obligation or any change in the time, manner or place of payment or performance of any of the obligations under the PO-11 Agreements.

      2.5.2. Any exercise or non-exercise by any Parent Company Guarantee Beneficiary of any right or remedy under or in respect of any PO-11 Agreement, or any waiver of any such right or remedy or of any default in respect of any PO-11 Agreement.

      2.5.3. Any limitation of the liability or obligations of the applicable Party Obligor under the terms of any PO-11 Agreement which may now or hereafter be imposed by Applicable Law.

      2.5.4. Any merger or consolidation of the applicable Guarantor into or with any other Person, or any sale, lease or transfer of any or all of the assets of the applicable Guarantor, to any other Person or any other change in the corporate structure of the applicable Guarantor except as contemplated herein in Section 3.5.

      2.5.5. Any other circumstances which might otherwise constitute any discharge, release or defence of a guarantor or surety.

3.    RESTRICTIONS ON TRANSFERS AND PLEDGES

3.1.  Prohibition on Transfer.

Except as otherwise permitted under this Article 3, neither Lyondell nor Bayer shall, and they will each ensure that none of their respective Affiliates, in any transaction or series of transactions, directly or indirectly Transfer or
Pledge:

      3.1.1. any Ownership Interest in the Lyondell Partner (in the case of Lyondell) or the Bayer Partner (in the case of Bayer); or

      3.1.2. any Ownership Interest in any Higher Tier Entity such that such Higher Tier Entity is no longer, or pursuant to the terms of any Pledge may under any circumstances cease to be, an Affiliate of Lyondell or a Lyondell Successor Parent (in the case of Lyondell) or an Affiliate of Bayer or a Bayer Successor Parent (in the case of Bayer).

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3.2.  Ownership Interest; Higher Tier Entity; Lyondell Successor Parent; Bayer
      Successor Parent.

      3.2.1. "OWNERSHIP INTEREST" means any common stock, preferred stock with voting rights or that is convertible to voting stock, partnership interest or other form of ownership in a Person that confers economic and voting rights.

      3.2.2. "HIGHER TIER ENTITY" means any Person that owns directly or indirectly through an Ownership Interest in another entity an Ownership Interest in the Lyondell Partner (or a Lyondell Successor Parent) or the Bayer Partner (or a Bayer Successor Parent), as the case may be.

      3.2.3. "LYONDELL SUCCESSOR PARENT" means the ultimate parent entity of the acquiring, succeeding or surviving entity or entities in any transaction permitted by Section 3.4 that directly, or indirectly through Higher Tier Entities, owns the Ownership Interest in the Lyondell Partner.

      3.2.4. "BAYER SUCCESSOR PARENT" means the ultimate parent entity of the acquiring, succeeding or surviving entity or entities in any transaction permitted by Section 3.4 that directly, or indirectly through Higher Tier Entities, owns the Ownership Interest in the Bayer Partner.

      3.2.5. "SUCCESSOR PARENT" means the Lyondell Successor Parent or the Bayer Successor Parent, as context requires.

3.3.  Permitted Transfers Provided Partner Remains an Affiliate.

Notwithstanding Section 3.1,

      3.3.1. Without the need for the consent of the Bayer Partner, Bayer or any Bayer Successor Parent, Ownership Interests in the Lyondell Partner may be Transferred, provided that the Lyondell Partner remains an Affiliate either of Lyondell or a Lyondell Successor Parent following such Transfer and the conditions of Section 4.3 and Section 4.4 remain satisfied following such Transfer. Additionally, if the Lyondell Partner is a general or limited partnership and the Ownership Interest being transferred is that of a general partner in the Lyondell Partner, then as a condition to such Transfer, the reconstituted Lyondell Partner and its general partner(s) shall execute a new Conditional Transfer Agreement on the same terms and conditions as the then existing Conditional Transfer Agreement (which existing agreement shall be contemporaneously cancelled).

      3.3.2. Without the need for the consent of the Lyondell Partner, Lyondell or any Lyondell Successor Parent, Ownership Interests in the Bayer Partner may be Transferred, provided that the Bayer Partner remains an Affiliate of Bayer or a Bayer Successor Parent following such Transfer and the conditions of Section 4.3 and
              Section 4.4 remain satisfied following such Transfer. Additionally, if the Bayer Partner is a general or limited partnership and the Ownership Interest being


                                       5
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              transferred is that of a general partner in the Bayer Partner, then as a condition to such Transfer, the reconstituted Bayer Partner and its general partner(s) shall execute a new Conditional Transfer Agreement on the same terms and conditions as the then existing Conditional Transfer Agreement (which existing agreement shall be contemporaneously cancelled).

      3.3.3. Without the need for the consent of the Bayer Partner, Bayer or any Bayer Successor Parent, all (but not part only) of the Partnership Interest of the Lyondell Partner may be Transferred to a Lyondell Affiliate or to a Lyondell Successor Parent or to an Affiliate of a Lyondell Successor Parent, provided the conditions of Section 4.3 and Section 4.4 remain satisfied following the Transfer and the conditions of Section 23.4 of the Partnership Agreement are satisfied.

      3.3.4. Without the need for the consent of the Lyondell Partner, Lyondell or any Lyondell Successor Parent all (but not part only) of the Partnership Interest of the Bayer Partner may be Transferred to a Bayer Affiliate or to a Bayer Successor Parent or to an Affiliate of a Bayer Successor Parent, provided the conditions of Section
              4.3 and Section 4.4 remain satisfied following the Transfer and the conditions of Section 23.4 of the Partnership Agreement are satisfied.

3.4. Certain Transfers in Connection with Successor Parent Transfer or Permitted Successor.

The provisions of Section 3.1 shall not be deemed violated by or be deemed to prohibit, and no consent shall be required from any Party in relation to, any Transfer of all (but not less than all) of the Ownership Interest in the Lyondell Partner or, as the case may be, the Bayer Partner (directly or indirectly through Higher Tier Entities) if such Transfer is in connection with any of the following:

      3.4.1. In the case of either Bayer or Lyondell a merger, consolidation, conversion or share exchange of Lyondell (or the Lyondell Successor Parent) or, as the case may be, Bayer (or the Bayer Successor Parent).

      3.4.2.  In the case of Lyondell:

              (a) a sale or other disposition of the Ownership Interest in the Lyondell Partner together with assets representing at least 50% of the book value of the total assets of Lyondell (or the Lyondell Successor Parent), excluding the Ownership Interest in the Lyondell Partner, as reflected in the most recent audited consolidated (or combined) financial statements of Lyondell (or the Lyondell Successor Parent) to a single entity or to entities which are all Affiliates of one another; or

              (b) a sale or other disposition of the Ownership Interest in the Lyondell Partner together with (a) the Proprietary PO/SM Technology and (b) other assets equal to at least 90% of the book value of all of the PO production assets of the Lyondell Group world-wide, to a single entity or to entities which are all Affiliates of one another.

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              3.4.3.  In the case of Bayer:

                      (a) a sale or other disposition of the Ownership Interest in the Bayer Partner together with assets representing at least 50% of the book value of the total assets of Bayer (or the Bayer Successor Parent), excluding the Ownership Interest in the Bayer Partner, as reflected in the most recent audited consolidated (or combined) financial statements of Bayer (or the Bayer Successor Parent) to a single entity or to entities which are all Affiliates of one another; or

                      (b) a sale or other disposition of the Ownership Interest in the Bayer Partner together with other assets equal to at least 90% of the book value of all of the Identified Polyols production assets of the Bayer Group world-wide, to a single entity or to entities which are all Affiliates of one another.

3.5.  Successor Parent Assignment and Assumption as to this Agreement.

In connection with, and effective upon, any Transfer of the Ownership Interest in either the Lyondell Partner or the Bayer Partner under Section 3.4.1, Section
3.4.2 or Section 3.4.3, the relevant Successor Parent shall assume the obligations and acquire the rights of Lyondell or Bayer, as the case may be, under this Agreement by executing an assignment and assumption agreement as follows: (a) where the Ownership Interest in the Lyondell Partner is being transferred, the Lyondell Successor Parent shall join the Bayer Beneficiaries (and Bayer shall cause the Bayer Beneficiaries to join the Lyondell Successor Parent) in executing an assignment and assumption agreement or (b) where the Ownership Interest in the Bayer Partner is being transferred, the Bayer Successor Parent shall join the Lyondell Beneficiaries (and Lyondell shall cause the Lyondell Beneficiaries to join the Bayer Successor Parent) in executing an assignment and assumption agreement. Upon the effectiveness of such assignment and assumption agreement, Lyondell, or Bayer, as the case may be, if it remains in existence following the transaction under Section 3.4 and if it is not an Affiliate of the relevant Successor Parent, shall be released from its obligations under this Agreement accruing subsequent to the date of Transfer of the Ownership Interest in the Lyondell Partner or the Bayer Partner, as the case may be, under Section 3.4.

3.6.  Assignment and Assumption of License Agreement.

In connection with, and effective upon, any Transfer of all of an Ownership Interest permitted under this Article 3, the Lyondell License Agreement (in the case of the Lyondell Partner) or the Bayer License Agreement (in the case of Bayer Partner) shall be assigned to and assumed by the transferee of the Ownership Interest. With respect to the Bayer License Agreement, Lyondell shall cause ACTLP and Bayer shall cause the transferee of the Ownership Interest to enter into an appropriate assignment and assumption agreement.

3.7.  Pledge of Ownership Interest in Lyondell Partner or Bayer Partner.

Notwithstanding the provisions of Section 3.1, either Parent Company or its relevant Successor Parent, without the need for the consent of the other Parent Company or that Party's Affiliates or Successor Parent, may (a) as to Lyondell, Pledge or cause to be Pledged (directly or through one

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or more Higher Tier Entities) to a Financial Institution (i) all or part of the
Ownership Interests in the Lyondell Partner and/or (ii) the rights to distributions from such Ownership Interest in the Lyondell Partner and (b) as to Bayer, Pledge or caused to be Pledged (directly or through one or more Higher Tier Entities) to a Financial Institution (i) all or part of the Ownership Interests in the Bayer Partner and/or (ii) the rights to distributions from such Ownership Interest in the Bayer Partner. Notwithstanding the provisions of the foregoing clauses (a)(i) and (b)(i) of this Section 3.7, if the Lyondell Partner or the Bayer Partner is a general or limited partnership, no general partnership interest in the Lyondell Partner or the Bayer Partner, as the case may be, may be Pledged (but the Ownership Interests in the general partner may be Pledged unless such general partner is itself a general or limited partnership). Neither Partner may Pledge all or any part of, or interests in (including distribution rights), its Partnership Interest. For avoidance of doubt, no Pledge permitted under this Section 3.7 shall affect or encumber the Transfer of a Partner's Partnership Interest (including rights to distributions) under the Conditional Transfer Agreement upon the effective date of a Suspending Condition. Any pledgee of a Pledge permitted under this Section 3.7 will receive written notice of the rights of the Parties to this Agreement and the Conditional Transfer Agreement prior to the creation of such Pledge. "FINANCIAL INSTITUTION" means any bank, insurance company, investment bank or other financial institution or investment fund that is regularly in the business of making loans, participating in syndicated loan transactions or acquiring debt securities and any Person benefiting derivatively from such Pledge.

3.8. No Implied Restrictions of Transfers and Pledges in Respect of Parent or Successor Parent.

Nothing in this Article 3 shall prevent or restrict the Transfer or Pledge of the capital stock, equity ownership interests or other securities of either Parent Company or its Successor Parent and no such Transfer or Pledge of securities of that Parent Company or its Successor Parent shall be deemed to constitute a Transfer or Pledge of the Ownership Interest of the Lyondell Partner or, as the case may be, the Bayer Partner.

3.9. No Implied Prohibition of Certain Agreements in Respect of Production Capacity.

      3.9.1. Nothing in this Agreement restricts the right of Lyondell Partner to enter into capacity sharing agreements, tolling agreements or supply contracts of any kind or nature in respect of the offtake rights of the Lyondell Partner as to PO and/or SM from the PO-11 Plant Facilities, provided that neither the Partnership nor the Bayer Partner shall have any contractual relationship with, or obligations to, any counterparty whatsoever in relation to such arrangements and any such arrangement in respect of PO is a market-based transaction.

      3.9.2. Nothing in this Agreement is intended to restrict the rights of the Bayer Partner to enter into capacity sharing agreements, tolling agreements or supply contracts of any kind or nature in respect of the offtake rights of the Bayer Partner as to SM from the PO-11 Plant Facilities, provided that neither the Partnership nor the Lyondell Partner shall have any contractual relationship with, or obligations to, any counterparty to such arrangements. Bayer shall not permit the Bayer Partner to enter into capacity sharing agreements, tolling agreements or long-term supply contracts in respect of PO with third parties that are not Bayer Affiliates. Sales of PO by Bayer Partner to third parties that are not prohibited pursuant to the terms of the Partnership Agreement shall be conditioned on payment by the Bayer Partner of the Accommodation Fee to the Lyondell Partner.

4.    CERTAIN OTHER OBLIGATIONS IN RESPECT OF PARTY OBLIGORS

4.1.  Prevention of Bankruptcy or Appointment of Receiver.

Bayer and Lyondell shall, as far as they are reasonably able and subject to the actions of third parties and any relevant insolvency law, with respect to each of their respective Party Obligors (a) not cause or permit the filing of a bankruptcy petition by the Party Obligor in any Bankruptcy Proceeding; (b) cause the annulment of any bankruptcy petition filed against the Party Obligor in any Bankruptcy Proceeding prior to any declaration of bankruptcy; (c) otherwise prevent the bankruptcy of the Party Obligor under any Bankruptcy Proceeding; and
(d) not permit the appointment of a receiver, custodian, liquidator or trustee for all or any substantial portion of the assets of the Party Obligor.

4.2.  Keep Well Covenant.

Bayer and Lyondell shall, with respect to each of their respective Party Obligors, cause the Party Obligor to maintain its legal existence, good standing, authorisations to transact business and necessary registrations, licenses and permits so as to be able to perform its obligations under the PO-11 Transaction Agreement(s) to which it is a Party.

4.3.  Single Purpose Entities

Commencing on a date that is not later than 1 July 2001: Bayer shall cause the Bayer Partner, and during any period in which the Bayer Partner is a general or limited partnership, Bayer shall cause each general partner of the Bayer Partner, and Lyondell shall cause the Lyondell Partner, and during any period in which the Lyondell Partner is a general or limited partnership, Lyondell shall cause each general partner of the Lyondell Partner:

      4.3.1. Not to engage in or invest in any other business other than the PO-11 Business; and

      4.3.2. Not to incur or guarantee money indebtedness unrelated to the PO-11 Business. Liabilities imposed under the Dutch tax collection act (Invorderingswet 1990), as the same may be amended, supplemented or replaced, for tax obligations imposed as a result of being a member of a fiscal unity ("fiscale eenheid") for Dutch tax purposes shall not be deemed to violate the provisions of this
              Section 4.3.2. Nothing herein limits or affects Section 3.7.

Additionally, neither Partner may Transfer its Partnership Interest, and if the Lyondell Partner or the Bayer Partner is a general or limited partnership, no general partner in the Lyondell Partner or the Bayer Partner, as the case may be, may Transfer its Ownership Interest in such Partner, to a Person that has been the subject of a Suspension of Payments Proceeding or a Bankruptcy Proceeding at any time within the three years prior to the proposed date of Transfer. The foregoing obligations under this Section 4.3 in respect of any general partner of the Lyondell Partner or the Bayer Partner shall also apply to any general partner at a higher tier in any partnership owning a general partnership interest in the immediately predecessor entity (if such predecessor entity and each intervening entity between such predecessor entity and the Partner is a partnership). The "PO-11 BUSINESS" means (a) the holding by the Partner of its respective Partnership Interest, and its Partnership Percentage interest in the assets of the Partnership; (b) the marketing, sale and servicing of PO and SM produced from the PO-11 Plant Facilities; and (c) any activity incidental to those described in clauses (a) and/or (b). The foregoing restrictions shall apply to all successors and assigns of the Bayer Partner and the Lyondell Partner (and if applicable, their respective general partners), notwithstanding any right of Transfer under Article 3 hereof. Nothing herein prevents any Person owning an Ownership Interest in the Partner (other than as a general partner in the Partner), whether as a shareholder, limited partner or otherwise, from engaging in any business, whether related or unrelated to the PO-11 Business.

4.4. Restrictions on Third Party Equity Interests in a Partner With Associated PO Production Rights.

No Ownership Interest in the Lyondell Partner or the Bayer Partner, as the case may be, may be Transferred to a Person that is not a Lyondell Affiliate or an Affiliate of a Lyondell Successor Parent (as to the Lyondell Partner) or a Bayer Affiliate or an Affiliate of a Bayer Successor Parent (as to the Bayer Partner), in each case if such Person, as a result of such Ownership Interest, has a right to any portion of the PO produced from the PO-11 Plant Facilities.

5.  REPRESENTATIONS AND WARRANTIES

Each Parent Company, with respect to itself and, as applicable, with respect to its Party Obligors, represents and warrants (to the extent each representation and warranty is applicable to it under the jurisdiction in which it is domiciled) to the other Parent Company as follows:

5.1.  Organisation, Standing and Power.

Such Parent Company and its Party Obligors which is or will be a signatory to any PO-11 Agreement (a) is duly organised or formed, validly existing and in good standing under the laws of the jurisdiction in which it is so organised or formed, (b) has full corporate (or equivalent) power and authority necessary to enable it to perform its obligations under any PO-11 Agreement to which it is or will be a Party and (c) is duly qualified to do business as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect.

5.2.  Authority; Execution and Delivery; Enforceability.

Such Parent Company and its Party Obligors has full corporate (or equivalent) power and authority to execute and deliver the PO-11 Agreements to which it is or will be a Party and to consummate the transactions to be consummated by it thereunder. The execution and delivery by each of such Parent Company and its Party Obligors of the PO-11 Agreements to which it is or will be a Party and the consummation of the transactions to be consummated by it thereunder will have been duly authorised by all necessary corporate (or equivalent) action. Such Parent

Company and its Party Obligors will have duly executed and delivered each PO-11 Agreement to which it is a Party, and each such PO-11 Agreement (assuming the due authorisation, execution and delivery by each other Party thereto) will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except (a) as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (b) as may be limited by legal principles of general applicability.

5.3.  No Conflicts; Consents

      5.3.1 The execution and delivery by each of such Parent Company and its Party Obligors of the PO-11 Agreements to which it is or will be a Party does not and will not, and the consummation of the transactions contemplated by, and compliance with the terms of, the PO-11 Agreements will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or to increased, additional or accelerated rights or entitlements of any Person under, or result in the creation of any lien upon any of the properties or assets of such Parent Company or any of its Party Obligors under, any provision of (a) its organisational documents, (b) any material contract to which it is a Party or by which any its properties or its assets is bound or (c) any judgement or any Applicable Law applicable to its properties or its assets, other than, in the case of clauses
              (b) and (c) above, any such items that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect.

      5.3.2   No consent or filing with any Governmental Entity is or will be
              (a) required to be obtained or made by or with respect to such Parent Company or any of its Party Obligors for the execution and delivery of the PO-11 Agreements to which it is or will be a Party or (b) except for consents and filings required for the development and operation of the PO-11 Plant Facilities, necessary for the consummation by such Parent Company and its Party Obligors of the transactions contemplated thereunder other than where the failure to obtain such a consent or make such a filing, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect.

5.4.  Subsidiaries

Each Party Obligor of such Parent Company is a direct or indirect wholly owned subsidiary of such Parent Company.

5.5.  Proceedings

There were not any (a) outstanding judgements against or affecting such Parent Company or its Party Obligors, or (b) proceedings pending or, to the knowledge of such Parent Company, threatened in writing against or affecting such Parent Company or its Party Obligors, by or against any Governmental Entity or any other Person, that, in the case of (a) or (b), in any manner challenged or sought to prevent, enjoin, materially alter or materially delay any of the transactions contemplated by the PO-11 Agreements and which is expected to have a material adverse effect.

5.6.  Brokers or Finders

No agent, broker, investment banker or other Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by the PO-11 Agreements.

6.  MISCELLANEOUS

6.1.  Notices.

All notices, requests, demands and other communications that are required or may be given to Lyondell or Bayer under this Agreement, unless otherwise provided herein, shall be in writing (facsimile and electronic communications shall be treated as being "in writing") and shall be given to a Party at the address and/or facsimile number or electronic mail address specified below or as such Party shall at any time otherwise specify by like notice to the other Party. Each such notice, request, demand or other communication shall be effective (a) if given by facsimile, at the time such facsimile is transmitted and the appropriate confirmation is received (or, if such time is not during regular business hours of a Business Day, at the beginning of the next such Business
Day); (b) if given by electronic mail, when receipt is confirmed by the sender, provided notice is also delivered by another means permitted under this Section 6.1; or (c) if given by mail or by any other means, upon receipt or refusal of service at the address specified below.

     To Lyondell:

               Lyondell Chemical Company
               Lyondell House
               Bridge Avenue
               Maidenhead
               Berkshire SL6 1YP U.K.
               Attention: European Counsel
               Facsimile:  44(0) 1628 773104

     Copy to:

               Lyondell Chemical Company
               One Houston Center
               1221 McKinney Street, Suite 1600
               Houston, TX.  77253-3646
               U.S.A.
               Attention:  General Counsel
               Facsimile:  1 713 309 2143

     To Bayer:


               Bayer AG

               Geschaftsbereich PU
               D-51368 Leverkusen
               Germany
               Attention:  PU-Leitung
               Facsimile:  49 (0) 214 30 61990

     Copy to:

               Bayer AG
               Legal Department
               K-RP Rechstabteilung
               D-51368 Leverkusen
               Germany
               Attention:  Senior Counsel
               Facsimile:  49(0) 214 302 6786

6.2.  Construction.

In construing this Agreement: (a) no consideration shall be given to the captions of the Articles, Sections, subsections or clauses, which are inserted for convenience only, (b) no consideration shall be given to the fact or presumption that any Party had a greater or lesser hand in drafting this Agreement, (c) examples shall not be construed to limit, expressly or by implication, the matter they illustrate, (d) the word "includes" and its syntactic variants means "includes, but is not limited to" and corresponding syntactic variant expressions, words such as "herein," "hereafter," "hereof," "hereto" and "hereunder" refer to this Agreement as a whole and the word "and" shall be deemed to mean "and/or" where the context so requires, (e) the plural shall be deemed to include the singular, and vice versa, (f) each gender shall be deemed to include the other gender, (g) each Exhibit to this Agreement is part of this Agreement, (h) references to a Person are also to its permitted successors and permitted assigns, (i) unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and (j) the use of the word "reasonable" or the failure to use the word "reasonable" does not expand or limit the application of Article 6:248 of The Netherlands Civil Code.

6.3.  Severability.

In the event that any provision of this Agreement shall be finally determined to be unenforceable, such provision shall, so long as the economic and legal substance of the transactions contemplated hereby are not affected in any materially adverse manner as to any Party hereto, be deemed severed from this Agreement and every other provision of this Agreement shall remain in full force and effect.

6.4.  Governing Law.

This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, United States of America without giving effect to the conflicts of law principles thereof.

6.5.  Amendment and Waiver.

This Agreement may not be amended, modified or altered except by an instrument in writing signed on behalf of each Party. By an instrument in writing any Party may waive compliance by any other Party with any term or provision of this Agreement. The failure of a Party at any time to strictly enforce any provision of this Agreement shall in no way affect its right thereafter to require performance thereof, nor shall the waiver of any breach of any provision of this Agreement be taken or held to be a waiver of any succeeding breach of any such provision or as a waiver of the provision itself.

6.6.  Further Assurances.

From time to time, each Party agrees to execute and deliver such additional documents, and will provide such additional information and assistance, as the other Party may reasonably require to carry out the terms of this Agreement.

6.7.  Benefits of Agreement Restricted to the Parties and Named Beneficiaries.

This Agreement is made solely for the benefit of the Parties and the Parent Company Guarantee Beneficiaries defined in Section 2.2, and no other Person shall have any right, claim or cause of action under or by virtue of this Agreement.

6.8.  Disputes.

All controversies or disputes arising under this Agreement shall be resolved pursuant to Exhibit B.

Lyondell and Bayer have executed this Agreement to be effective as of the Signing Date.


                              LYONDELL CHEMICAL COMPANY




                              By:  /s/ DAVID M. BALDERSTON
                                  ________________________________

                              Name:  David M. Balderston
                                    _____________________________

                              Title:  Director, PO Venture
                                     ______________________________


                              BAYER AG




                              By:  /s/ HANS-J. KAISER
                                  ________________________________

                              Name:  Hans-J. Kaiser
                                    _____________________________

                              Title: Head of BG PU
                                    ______________________________


                              By:  /s/ STEFAN WUNDERLICH
                                  ________________________________

                              Name:  Stefan Wunderlich
                                    _____________________________

                              Title:  Legal Counsel
                                     ______________________________



              [Signature Page to PO-11 Parent Agreement]

                                   EXHIBIT A

                             LIST OF DEFINED TERMS

                              FOR PO-11 DOCUMENTS

          The following defined terms are used in the Partnership Agreement, Operating Agreement, Parent Agreement and Conditional Transfer Agreement.

          "Above Threshold" is in reference to a Capital Project and is defined in Section 7.2 of the Operating Agreement.

          "Accommodation Fee" is defined in Section 20.2 of the Partnership Agreement.

          "ACTLP" means Arco Chemical Technology L.P., and its permitted successors and assigns under the Bayer License Agreement.

          "Additional Services" is defined in Section 4.8 of the Operating Agreement.

          "Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries or otherwise, controls, is controlled by or is under common control with, the specified Person. As used in this definition, "control" means the power to direct or cause the direction of the management or policies of a Person, directly or indirectly, whether through ownership of voting securities by contract or otherwise); the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of Article 3 of the Parent Agreement, in addition to the foregoing requirements, "control" shall require (i) with respect to a corporation (or similar entity), the ownership, whether directly or indirectly, of at least 51% of the voting securities of such Person, (ii) with respect to a partnership, that such Person is the sole general partner or managing general partner of such partnership and (iii) with respect to a limited liability company, as applicable, either (x) the ownership, whether directly or indirectly, of at least 51% of the voting interests of such limited liability company or (y) that such Person is the sole manager or the managing member of such limited liability company. Notwithstanding the foregoing, the Operator and the Partnership shall not be deemed to be Affiliates of one another. For purposes of the PO-11 Transaction Documents (but without limiting any accounting treatment), the Partnership shall not be deemed to be an Affiliate of either Lyondell or Bayer.

          "Annual Accounts" is defined in Section 12.2 of the Partnership Agreement.

          "Annual Plan" is defined in Section 7.3 of the Operating Agreement.

          "Annual Production Plan" is defined in Section 7.3 of the Operating Agreement.

          "Applicable Law" means any judgement or any applicable statute, law, ordinance, rule or regulation of a Governmental Entity that is applicable to the PO-11 Plant Facilities or the ownership or operation thereof, the Partners or the Partnership, as the context may require.

          "Arbitration Notice" is defined in Section B.2 of the Dispute Resolution Procedures.

          "Assignment and Assumption Agreement" is defined in Section 1.1 of the Sale and Transfer Agreement.

          "AVR Agreement" means the agreement dated 11 May 1998 and made between Arco Chemie Nederland, Ltd (now LCNL) and RAV Water Treatment, CV.

          "Bankruptcy Proceeding" is defined in Section 2.1 of the Conditional Transfer Agreement.

          "Bayer" means Bayer AG, a German Corporation.

          "Bayer 300 Million Pound PO Option Agreement" has the meaning specified in the definitions to the MTA.

          "Bayer Beneficiaries" is defined in Section 2.2 of the Parent
Agreement.

          "Bayer Conditional Transferee" means Bayer B.V. and its permitted successors and assigns under the Conditional Transfer Agreement.

          "Bayer Conditional Transferor" means Bayer Polyurethanes B.V. and its permitted successors and assigns under the Conditional Transfer Agreement.

          "Bayer Conditions" is defined in Section 3.1 of the Conditional Transfer Agreement.

          "Bayer Dissolving Conditions" is defined in Section 3.1 of the Conditional Transfer Agreement.

          "Bayer Group" means Bayer, Bayer Corporation and their respective Affiliates.

          "Bayer License Agreement" means the license, dated as of the Signing Date, by ACTLP to the Bayer Partner in respect of the PO-11 Technology, as the same may be amended from time to time.

          "Bayer Members" is defined in Section 8.1 of the Partnership Agreement (in reference to the Management Committee).

          "Bayer Notarial Deed" is defined in Section 1.1 of the Sale and Transfer Agreement.

          "Bayer Partner" means Bayer Polyurethanes B.V., and its permitted successors and assigns under the Partnership Agreement.

          "Bayer PO-11 Affiliates" is defined in the Recitals of the Parent Agreement.

          "Bayer PO Annual Offtake Amount" has the meaning specified in the definitions to the MTA.

          "Bayer Spare Capacity" is defined in Section 9.4 of the Partnership Agreement.

          "Bayer Successor Parent" is defined in Section 3.2 of the Parent Agreement.

          "Bayer Suspending Conditions" is defined in Section 3.1 of the Conditional Transfer Agreement.

          "Below Threshold" is in reference to a Capital Project and is defined in Section 7.2 of the Operating Agreement.

          "Botlek Complex" means the Botlek Plant and other chemical manufacturing and related facilities operated by the Lyondell Group located at Botlek, The Netherlands.

          "Botlek Plant" means the PO/TBA plant and related facilities currently owned and operated by LCNL as of the Signing Date located at Botlek, The Netherlands.

          "Business Day" means any day other than a Saturday, Sunday or other day on which banks are closed in Rotterdam, The Netherlands; provided, however, that for purposes of the definition of "EURIBOR", "Business Day" shall mean a day on which the Trans-European Automated Real-Time Gross-Settlement Express Transfer system (TARGET) is open.

          "Capital Account" means the separate capital account established and maintained by the Partnership for each Partner, as contemplated by Section 7.1 of the Partnership Agreement.

          "Capital Budget" is defined in Section 7.3 of the Operating Agreement.

          "Capital Costs" means all costs in connection with Capital Projects that may be capitalised by the Partnership in accordance with US GAAP and that the Lyondell Group capitalises in accordance with Lyondell's accounting capitalisation procedures, as the same may be modified from time to time.

          "Capital Costs Statement" is defined in Section 6.1.3 of the Partnership Agreement.

          "Capital Project" means any project with respect to the PO-11 Plant Facilities that is permitted to be treated as a capital project under US GAAP and that is the type of project which the Lyondell Group treats as a capital project in accordance with Lyondell's accounting capitalisation procedures, as the same may be modified from time to time.

          "Casualty" means any damage or destruction to the PO-11 Plant Facilities by explosion, fire or other cause.

          "Casualty Restoration Costs" means in the event of a Casualty to the PO-11 Plant Facilities, the sum of (i) the portion of the cost of restoration of such PO-11 Plant Facilities that is not paid under any property and/or boiler and machinery insurance policies maintained by the Operator, plus (ii) any surcharge that is payable under such policies thereafter in respect of the insured claim.

          "Chemical Substance" means any (i) petroleum or any fraction thereof,
(ii) chemical substance, pollutant, contaminant, constituent, chemical, mixture, raw material, intermediate, product or by-product that is regulated (including any requirement for the reporting of any Release thereof) under any EHS Law, as now or hereafter in effect, or defined or listed as an industrial, toxic, deleterious, harmful, radioactive, infectious, disease-causing or hazardous substance, material or waste under any EHS Law, as now or hereafter in effect.

          "Claim" means (i) for all purposes other than in respect of the Conditional Transfer Agreement, any claim, demand or litigation made or pending for Damages and (ii) in respect of the Conditional Transfer Agreement, the definition given to such term in Section 2.2.3 of the Conditional Transfer Agreement.

          "Commercial Start-up" means the first date on which the PO-11 Plant Facilities after "air in" has run at stable conditions for 72 consecutive hours at not less than 70% of design operating rates, with all products meeting specification.

          "Commingled Raw Materials" is defined in Section 4.4 of the Operating Agreement.

          "Conditional Transfer Agreement" means the Conditional Transfer Agreement dated as of the Signing Date entered into among the Lyondell Partner, the Bayer Partner, the Bayer Conditional Transferee and the Lyondell Conditional Transferee.

          "Confidential Information" means with respect to any Person, all non-public or proprietary information of any nature (including trade secrets, technological know-how, research and development data, product formulations, processes and application technology and all other non public or proprietary concepts, methods of doing business, ideas, materials or information of or prepared or performed for, by or on behalf of that Person), and all information derived from any non-public or proprietary information of that Person.

          "Consistency Claim" is defined in Section C.1 of the Dispute Resolution Procedures.

          "Control Estimate" means the official estimate of the required PO-11 Project Costs, as of the Signing Date (being NLG 1,476,000,000), exclusive of working capital and indirect capital, which are estimated separately. A breakdown of the Control Estimate is attached as Appendix 1B to the Operating Agreement.

          "Damages" means, with respect to any Person, any cost, damage or expense (including attorneys' fees and disbursements), any fine of or penalty on or any liability of any nature of that Person. With respect to a Party, "Damages" excludes lost profits and consequential damages, incidental damages and punitive damages incurred by or awarded to the Party for its own account.

          "Default Rate" means EURIBOR plus 2.5%, compounded monthly.

          "Delivery Point" means, with respect to PO and SM produced from the PO-11 Plant Facilities, the outlet flange of the loading facility fixed loading arm or hose leading to any transport vessel.

          "Development Phase" means the period from and including 1 January 2000 to and including Commercial Start-up.

          "Development Phase Cash Call Statement" is defined in Section 6.1 of the Partnership Agreement.

          "Development Phase Recovery Period" is defined in Appendix 1A to the Operating Agreement.

          "Development Services" means the services, utilities, materials, facilities and access easements required to be supplied by the Operator for the construction, development and commissioning of the PO-11 Plant Facilities during the Development Phase. The Development Services are described in more detail in Appendix 1 to the Operating Agreement.

          "Development Works" means all design, engineering, procurement, construction and other work required to be performed by the EPC Contractor under the EPC Contract.

          "Discretionary Capital Project" means a Capital Project that is not an EHS Capital Project, a Maintenance Capital Project or an Enterprise Consistency Capital Project.

          "Dispute Resolution Procedures" means Exhibit B to the Operating Agreement, the Partnership Agreement and the Parent Agreement.

          "Disruption Event" means any event resulting in a disruption or impairment of PO and/or SM production below planned operating levels from any cause whatsoever, including (i) any event of Force Majeure; (ii) any shortage in supplies, impairment in facilities of production, manufacture, or transportation; (iii) any event that is attributable to mechanical or other breakdown or failure or preventative maintenance that is performed to avoid such breakdown or failure, (iv) any unscheduled Turnaround or continuation of a scheduled turndown or other planned outage beyond its anticipated duration; or
(v) the inability to obtain any feedstock, catalyst or other raw material (including energy) on reasonable terms.

          "Dissolving Conditions" means the Bayer Dissolving Conditions and/or the Lyondell Dissolving Conditions, as context requires.

          "EB" means ethylbenzene.

          "EHS" means the environment, health and safety or environmental, health and safety, as the context requires.

          "EHS Capital Project" means a Capital Project that in the Operator's good faith judgement is necessary to achieve or maintain compliance with any EHS Law or the EHS Policies.

          "EHS Law" means any Applicable Law relating to (i) protection of the environment, including pertaining to or regulating pollution, contamination, cleanup, preservation, protection and reclamation of the environment, (ii) health or safety of employees and other individuals, including the exposure of employees and other individuals to any Chemical Substance, (iii) a Release or threatened Release, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup and abatement of such Release or threatened Release and (iv) the management of any Chemical Substance, including the manufacture, generation, formulation, processing, labelling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Chemical Substance.

          "EHS Policies" is defined in Section 4.6 of the Operating Agreement.

          "EID" means the Energy Investment Deduction ("Energie Investerings Aftrek"), a tax incentive for certain energy efficient investments in The Netherlands.

          "Eligible Indemnitees" means, with respect to any Person, its Affiliates and their respective employees, officers and directors (or the equivalent thereof).

          "Enterprise Consistency Capital Project" means an Enterprise Consistency Initiative that is permitted to be treated as a capital project under US GAAP and that is the type of project which the Lyondell Group treats as a capital project in accordance with Lyondell's accounting capitalisation procedures, as the same may be modified from time to time.

          "Enterprise Consistency Initiative" means a new programme or a modified programme (i) that relates in whole or in part to the Operating Services and (ii) is undertaken on an enterprise-wide basis within the Lyondell Group for plants operations that are similar to the PO-11 Plant Facilities in respect of the systems or equipment to be replaced or modified by the Enterprise Consistency Initiative. Examples of Enterprise Consistency Initiatives include certain information systems and manufacturing controls systems.

          "Enterprise Consistency Operating Cost" means an Operating Cost incurred in connection with an Enterprise Consistency Initiative.

          "EPC Contract" means the Lump Sum Engineering, Procurement, Construction Management and Construction Agreement between LCNL and the EPC Contractor dated as of 19 June, 2000, as the same may be amended from time to time.

          "EPC Contractor" means ABB Lummus Global B.V.

          "EPC Lump Sum Price" means the lump sum, turnkey price under the EPC Contract, subject to adjustment for incentive bonus payments and as otherwise provided in the EPC Contract.

          "Equistar" means Equistar Chemicals, LP, a Delaware limited partnership, and any successor to all or substantially all of the business conducted as of the Signing Date by Equistar Chemicals, LP.

          "Estimated Final Cost" means at any time, the then-current forecast (updated regularly) of the total PO-11 Project Costs expected to be incurred through the Development Phase Recovery Period, including an allowance for contingencies. The Estimated Final Cost includes the EPC Lump Sum Price, projected incentive bonus payments to the EPC Contractor, overheads and other reimbursements due the Operator, the costs of pre-operations and start-up (including the estimated net cost due to the anticipated loss of Raw Materials and utilities that are estimated to be consumed in the Development Phase) and other costs under purchase orders and contracts related to the development of the PO-11 Plant Facilities, but excluding the Partnership Working Capital and indirect capital.

          "EURIBOR" means, for the day, the one-month EURIBOR as published on that day on page 248 of the BRIDGE telerate screen (or any subsequent official or industry-recognised source for EURIBOR rates) provided that if that day is not a Business Day, the one-month EURIBOR as so published on the immediately preceding Business Day.

          "Europoort Terminal" means the terminal so designated which, among other things, provides logistics facilities and propylene storage for the PO-11 Plant Facilities and the Botlek Plant.

          "Fault" is defined as any act or omission by Managerial Personnel of a Person that viewed objectively from the standpoint of the Person at the time the events occurred (and without viewing the matter in hindsight) (i) involved an extreme degree of risk, considering the probability and magnitude of the potential harm to others and (ii) Managerial Personnel of the Person must have actual, subjective awareness of the risk involved, but nevertheless proceed in conscious indifference to the rights, safety or welfare of others. The Parties agree that with respect to the Operator, the material disregard by a member of the Senior Plant Management Team at the PO-11 Plant Facilities of the policies and procedures manuals applicable to the PO-11 Plant Facilities proximately causing a Third Party Claim shall be deemed to be Fault.

          "Financial Institution" is defined in Section 3.7 of the Parent Agreement.

          "Five Year Demand Forecast" is defined in Section 13.2 of the Partnership Agreement.

          "Fixed Costs" means costs associated with the production of PO and SM, as the case may be, that do not vary directly to a significant extent with changes in production levels.

          "Force Majeure" has the meaning as set forth in Article 6:75 of The Netherlands Civil Code, but expressly includes acts of God, floods, storms or unusually bad weather; war or other military action, national emergency, governmental rationing, prioritisation, taking or requisition, civil commotion or riot; any strike or other difference with workers or unions, without regard to the reasonableness of acceding to the demands of such workers or unions; explosions, fires, mechanical breakdown, electrical shortage or blackouts or other production shutdown; inability to obtain sufficient feedstocks, catalysts or other raw materials or supplies; or other event beyond the reasonable control of Managerial Personnel of a Party.

          "Four Year Forward Forecast" is defined in Section 7.2 of the Operating Agreement.

          "FTEs" means (in relation to personnel providing shared services and those personnel supporting personnel providing shared services) full time equivalents.

          "General and Administrative Shared Support and Overheads Staff" is defined in Appendix 6.2 to the Operating Agreement.

          "Global Steering Committee" means the steering committee established by Bayer and Lyondell to review the overall relationship of the Lyondell Group and Bayer Group with respect to PO and SM, as the same may be constituted from time to time.

          "Global Steering Committee Resolution" means a written resolution signed by a majority of both (i) the Lyondell Group representatives and (ii) the Bayer Group representatives of the Global Steering Committee, in accordance with the Global Steering Committee Charter.

          "Good Industry Practice" means standards, practices and methods of prudent operators of major chemical plants in Western Europe, taking into account and adjusting for Applicable Law, the EHS Policies, the process design and location of the PO-11 Plant Facilities and the products it produces and the feedstocks, raw materials and catalysts used in production at the PO-11 Plant Facilities.

          "Governmental Entity" means any European Union, national, regional or local governmental body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental authority with jurisdiction over a Party or such Party's Parent Company (including the United States Securities Exchange Commission as to Lyondell) or the PO-11 Plant Facilities or their ownership or operation.

          "Ground Lease" means the ground lease to be created between the Rotterdam Port Authority and the Partnership whereby the Partnership leases the approximately 52 hectares of land covered thereby and certain related infrastructure that constitutes part of the PO-11 Plant Facilities, as such ground lease is amended from time to time.

          "Guarantor" is defined in Section 2.3 of the Parent Agreement.

          "Higher Tier Entity" is defined in Section 3.2 of the Parent
Agreement.

          "ICIS" means the Independent Commodity Information Services - London Oil Reports.

          "Identified Polyols" means: (i) materials containing one hydroxyl group, one or more propylene oxide units, and having a number average molecular weight of more than 500, (ii) materials having an average hydroxyl functionality of greater than one, containing one or more propylene oxide units and having a number average molecular weight of more than 250, or

(iii) materials that are exceptions to (i) and (ii) because they fall below the minimum average molecular weight recited, are prepared by reacting PO with a starter compound which is not a glycol, and are used in polyurethane applications

          "Inflation Adjusted" is defined in Section 7.7 of the Operating Agreement.

     "Inflation Index" means "Producentenprijsindex cijfers naar activiteiten
(SBI) totale verbruik 241 basischemie" (1995 = 100) as published by the Centraal Bureau voor de Statistiek ("CBS"), Princes Beatrixlaan 428, 2273 XZ Voorburg, The Netherlands.

          "Initial Contract Term" is defined in Section 5.1 of the Partnership Agreement.

          "Initial Service Charge Advance" is defined in Section 6.4 of the Operating Agreement.

          "Key Performance Indicators" is defined in Section 7.2 of the Operating Agreement and listed on Schedule 7.2.4 to the Operating Agreement.

          "KT" means 1,000 metric tonnes.

          "LCNL" means Lyondell Chemical Nederland, Ltd., a Delaware corporation, and its successors and assigns by operation of law or any successor to substantially all of the business conducted by LCNL as of the Signing Date.

          "LCT License Agreement" is defined in the Recitals to the Parent Agreement.

          "LCTN" means Lyondell Chemie Technologie Nederland B.V., and its permitted successors and assigns as the licensor under the Lyondell License Agreement.

          "Leased Premises" means the land and certain related infrastructure that is leased by the Partnership under the Ground Lease. The Leased Premises are depicted on the Plot Plan.

          "License Agreements" means the Lyondell License Agreement and the Bayer License Agreement.

          "Local Project Team" is defined in Appendix 1A to the Operating Agreement.

          "Lyondell" means Lyondell Chemical Company.

          "Lyondell Beneficiaries" is defined in Section 2.2 of the Parent Agreement.

          "Lyondell Conditional Transferee" means Lyondell Chemie (PO-11) B.V. and its permitted successors and assigns under the Conditional Transfer Agreement.

          "Lyondell Conditions" is defined in Section 2.1 of the Conditional Transfer Agreement.

          "Lyondell Conditional Transferor" means Lyondell PO-11 C.V. and its permitted successors and assigns under the Conditional Transfer Agreement.

          "Lyondell Dissolving Conditions" is defined in Section 2.1 of the Conditional Transfer Agreement.

          "Lyondell Group" means Lyondell and its Affiliates.

          "Lyondell License Agreement" means the license, dated as of the Signing Date, by LCT Nederland to the Lyondell Partner in respect of the PO-11 Technology, as the same may be amended from time to time.

          "Lyondell Members" is defined in Section 8.1 of the Partnership Agreement (in reference to the Management Committee).

          "Lyondell Notarial Deed" is defined in Section 1.1 of the Sale and Transfer Agreement.

          "Lyondell Operator Representative" is defined in Section 2.6 of the Operating Agreement.

          "Lyondell Operating Practices" means both (i) the operating practices employed by the Operator with respect to the Botlek manufacturing complex, except as to operational matters that relate to the PO/SM production process and related Raw Materials procurement, and (ii) the operating practices employed by the Lyondell Group with respect to the other PO/SM manufacturing plants operated by the Lyondell Group.

          "Lyondell Partner" means Lyondell PO-11 C.V., and its permitted successors and assigns under the Partnership Agreement.

          "Lyondell PO-11 Affiliates" is defined in the Recitals of the Parent Agreement.

          "Lyondell Suspending Conditions" is defined in Section 2.1 of the Conditional Transfer Agreement.

          "Lyondell Successor Parent" is defined in Section 3.2 of the Parent Agreement.

          "Maintenance Capital Project" means a Capital Project as to which the primary purpose is, in the Operator's reasonable judgement, to either (a) maintain the PO-11 Plant Facilities in their condition in accordance with the initial operating design specifications and parameters for the PO-11 Plant Facilities or (b) maintain or achieve the Key Performance Indicators. The restoration of the PO-11 Plant Facilities following a Casualty shall be considered a Maintenance Capital Project. The Parties acknowledge that Maintenance Capital Projects may also result in enhanced efficiency or other performance characteristics.

          "Maintenance Policies" is defined in Section 4.2 of the Operating Agreement.

          "Major Casualty" is defined in Section 22.6 of the Partnership Agreement.

          "Major Decisions" is defined in Section 8.1 of the Partnership Agreement.

          "Management Committee" means the management committee of the Partnership, established in accordance with Section 8.1 of the Partnership Agreement.

          "Management Committee Resolution" is defined in Section 8.1 of the Partnership Agreement.

          "Managerial Personnel" means (i) with respect to a Partner, any employee of that Partner or its Affiliate who holds a senior managerial or higher position with such Partner and who has direct responsibility for the administration and oversight of the Partner's investment in the Partnership and
(ii) with respect to the Operator, any employee who holds a position as "Plant Manager" of the PO-11 Plant Facilities or higher and who, in each case, has direct responsibility for the operation of the PO-11 Plant Facilities.

          "Managing Partner" is defined in Section 3.4 of the Partnership Agreement.

          "Master Transaction Agreement" means the Master Transaction Agreement between Lyondell, Bayer and Bayer Corporation dated as of 31 March 2000, as amended from time to time.

          "Material Litigation" means any litigation or other proceedings to which the Partnership and/or the Operator in connection with its capacity as such under the Operating Agreement is a claimant or defendant and (i) where the total claim or counterclaim against the Partnership and/or the Operator is more than 5,000,000 Euros above applicable insurance coverage limits; (ii) where the total claim or counterclaim of the Partnership against third parties is more than five million Euros; or (iii) where the claim against the Partnership and/or the Operator (x) involves credible allegations of criminal wrongdoing with the potential for material criminal penalties against the Partnership and/or its Partners; (y) imposes a material risk of shut down or other disruption of production on the PO-11 Plant Facilities; and/or (z) imposes material restrictions on the Partners' use or sale of PO or SM produced from the PO-11 Plant Facilities.

          "Material Raw Materials Contract" means (i) any ethylene, propylene and benzene contracts (other than "spot" contracts), or (ii) any Other Raw Materials contract which has a total expenditure by the purchaser of more than 1,000,000 Euros per contract year.

          "Material Utility Contract Amendment" means any amendment, renewal, extension, or replacement of any contract for the provision of utilities to the PO-11 Plant Facilities which relates to the costs or duration of supply or which may result in the termination of a utility contract.

          "Members" is defined in Section 8.1 of the Partnership Agreement (in reference to the Management Committee).

          "MERIT" is defined in Appendix 1A to the Operating Agreement.

          "Minimum Turndown Operating Rate" is defined in Section 7.2 of the Operating Agreement.

          "month" means a calendar month.

          "Monthly Production Report" is defined in Section 4.2 of the Operating Agreement.

          "Movable Assets" is defined in Section 2.2 of the Conditional Transfer Agreement.

          "NAI" means The Netherlands Arbitration Institute ("Nederlands Arbitrage Instituut").

          "NAI Rules" means the Arbitration Rules of the NAI.

          "Non-Procuring Partner" is defined in Section 13.3 of the Partnership Agreement.

          "Notarial Deed" is defined in Section 1.1 of the Sale and Transfer Agreement.

          "Offtake Percentage" means the percentage interest of each Partner in PO and co-produced SM capacity rights for PO-11. The Offtake Percentage of each of the Bayer Partner and Lyondell Partner is 50% as of the Signing Date and is subject to adjustment in accordance with Section 15.1 of the Partnership Agreement.

          "Operating Agreement" means the PO-11 Operating Agreement between the Partnership and the Operator dated as of the Signing Date, as amended from time to time.

          "Operating Budget" is defined in Section 7.3 of the Operating
Agreement.

          "Operating Costs" means all costs, including all third party charges and Service Charges incurred in connection with the management, operation, maintenance and ownership of the PO-11 Plant Facilities, which are not capitalised by the Partnership in accordance with US GAAP or Lyondell's accounting capitalisation procedures for the Lyondell Group, as the same may be modified from time to time.

          "Operating Costs Statement" is defined in Section 10.1 of the Partnership Agreement.

          "Operating Services" means all services, utilities, materials, facilities and access easements required to be supplied or procured by the Operator for the operation of the PO-11 Plant Facilities and production of PO and SM at the PO-11 Plant Facilities during the Production Term. The Operating Services are described in more detail in Article IV of the Operating Agreement.

          "Operator" means LCNL and its permitted successors and assigns as the Operator under the Operating Agreement.

          "Other Assets" is defined in Section 2.2 of the Conditional Transfer Agreement.

          "Other Project Implementation Staff" is defined in Appendix 1A to the Operating Agreement.

          "Other Raw Materials" means any feedstock (other than ethylene, propylene or benzene), catalyst, additive or process chemical used in the production of PO and SM.

          "Other Raw Materials Purchasing Plan" is defined in Section 5.2 of the Operating Agreement.

          "Ownership Interest" is defined in Section 3.2 of the Parent
Agreement.

          "Parent Agreement" means the Agreement dated as of the Signing Date between Lyondell and Bayer pursuant to which, among other things, Lyondell and Bayer guarantee the performance of their respective Affiliates that are the Partners in the Partnership and enter into certain agreements as to indirect transfers of the interests in the Partnership owned by their respective Affiliates as of the Signing Date.

          "Parent Company" means, as to the Lyondell Partner and the Operator, Lyondell or its permitted successor under the Parent Agreement and means as to the Bayer Partner, Bayer or its permitted successor under the Parent Agreement.

          "Parent Company Guarantee Beneficiary" is defined in Section 2.2 of the Parent Agreement.

          "Partner" means a partner of the Partnership.

          "Partners Transfer Agreement" is defined in Section 1.1 of the Sale and Transfer Agreement.

          "Partnership" means Lyondell Bayer Manufacturing Maasvlakte VOF, a general partnership organised under the laws of The Netherlands ("vennootschap onder firma"), together with the Partnership's permitted successors and assigns under the Operating Agreement.

          "Partnership Accounts" means, whether one or more, the bank account or accounts of the Partnership, to be held with Bank of America or another creditworthy bank.

          "Partnership Agreement" means the Partnership Agreement of the Partnership dated as of the Signing Date between the Lyondell Partner and the Bayer Partner, as amended from time to time.

          "Partnership Asset Proceeds" is defined in Section 17.3 of the Partnership Agreement.

          "Partnership Interest" means all of a Partner's rights and obligations under the Partnership Agreement.

          "Partnership Percentage" has the meaning specified in Section 2.2 of the Partnership Agreement.

          "Partnership Representatives" is defined in Section 2.6 of the Operating Agreement.

          "Partnership Working Capital" is defined in Section 6.2 of the Partnership Agreement.

          "Party" or "Parties" means (i) as used in the Partnership Agreement, the Lyondell Partner and the Bayer Partner, (ii) as used in the Operating Agreement, the Operator and the Partnership and (iii) as used in the Parent Agreement, Lyondell and Bayer. For purposes of Section 10.4 of the Operating Agreement and Section 19.4 of the Partnership Agreement, "Party" shall mean and include, as applicable to the Claim in question, the Operator, the Partnership, the Lyondell Partner and/or the Bayer Partner.

          "Party Obligor" is defined in the Recitals of the Parent Agreement.

          "Party Representative" is defined in Section 2.6 of the Operating Agreement.

          "Permitted PO Successor" means the successor (acknowledging that the "successor" may be an Affiliated group of companies acting collectively) or an Affiliate of a successor to (a) the Partnership Interest of the Lyondell Partner; (b) the PO-11 Technology; and (c) other assets equal to at least 90% of the book value of all of the PO production assets of the Lyondell Group world-wide.

          "Permitted Polyols Successor" means the successor (acknowledging that the "successor" may be an Affiliated group of companies acting collectively) to
(a) the Partnership Interest of the Bayer Partner; and (b) other assets equal to at least 90% of the book value of all of the Identified Polyols production assets of the Bayer Group world-wide.

          "Person" means any individual, corporation, limited liability company, limited partnership, general partnership, trust, joint, venture, governmental authority, association or other entity or organisation, wherever residing or organised.

          "Personnel Policies" is defined in Section 2.5 of the Operating Agreement

          "Plan Year" is defined in Section 7.2 of the Operating Agreement.

          "Pledge" means to mortgage, pledge, hypothecate charge, encumber or create or suffer to exist any pledge, lien or encumbrance upon or security interest in any asset. Such defined term is used as both a noun and a verb.

          "Plot Plan" means the site plan drawing depicting, among other things, the PO-11 Plant Facilities, which is attached to the Operating Agreement as Exhibit C thereto.

          "PO" means propylene oxide.

          "PO-11 Agreements" means, collectively, the Partnership Agreement, the Operating Agreement, the Parent Agreement, the Bayer License Agreement, the Lyondell License Agreement and the Conditional Transfer Agreement.

          "PO-11 Business" is defined in Section 4.3 of the Parent Agreement.

          "PO-11 Design Volumes" means 285 KT of PO per year and 640 KT of SM per year.

          "PO-11 Plant Facilities" means, collectively, the Leased Premises, the EB production plant, PO/SM production plant and related piping (other than piping owned by third parties), logistics, storage and other fixtures, equipment and property located within the Leased Premises.

          "PO-11 Project Costs" means all amounts due under the EPC Contract, amounts owed to the Operator with respect to the Development Phase in accordance with Appendix 1 of the Operating Agreement and all other amounts required to develop, design, procure, construct, equip, pre-commission, commission and start-up the PO-11 Plant Facilities and related infrastructure, including Sunk Costs.

          "PO-11 Project Assets" means all assets, rights and obligations, including the Ground Lease, claims and contracts (including the contracts, letters of intent and negotiations listed on Schedule 18 to the Partnership Agreement), relating to the development, design, procurement and construction of the PO-11 Plant Facilities, excluding the PO-11 Technology.

          "PO-11 Project Development" is defined in Appendix 1A to the Operating Agreement.

          "PO-11 Technology" means all technical information patented in The Netherlands or unpatented relating to the POSM Process (as defined in the License Agreements) practised at the PO-11 Plant Facilities, including, process descriptions, production and production results, tests and test results, data, plans, designs, specifications, reports, know-how, inventions, software operating experience and other information (including PO-11 Plant Facilities plant operating manuals) in the possession or control of Lyondell and/or any of its Affiliates, or acquired or developed by Lyondell and/or any of its Affiliates.

          "PO-11 Transaction Agreements" is defined in the Recitals of the Parent Agreement.

          "Policies" means the EHS Policies, the Maintenance Policies and the Personnel Policies.

          "PO Logistics Agreement" means the Propylene Oxide Exchange and Logistics Agreement dated as of 31 March 2000 between Lyondell and LCNL and Bayer, BAYPO Limited Partnership, Bayer Antwerpen N.V. and Bayer Polyols SNC, as the same may be amended or replaced from time to time.

          "PO Manufacturing Costs" is defined in Section 20.2 of the Partnership Agreement.

          "Production Term" means the period commencing on Commercial Start-up and ending on the 50th anniversary of Commercial Start-up, subject to automatic extension for any extension of the term of the Partnership Agreement pursuant to Section 5.2 of the Partnership Agreement.

          "Proposed Annual Plan" is defined in Section 7.2 of the Operating Agreement.

          "Proposed Annual Production Plan" is defined in Section 7.2 of the Operating Agreement.

          "Proposed Capital Budget" is defined in Section 7.2 of the Operating Agreement.

          "Proposed Operating Budget" is defined in Section 7.2 of the Operating Agreement.

          "Proprietary PO/SM Technology" means all technical information patented or unpatented relating to the POSM Process (as defined in the License Agreements) practised by the Lyondell Group in any location (including the PO-11 Technology), including, process descriptions, production and production results, tests and test results, data, plans, designs, specifications, reports, know-how, inventions, software operating experience and other information (including PO-11 Plant Facilities plant operating manuals) in the possession or control of Lyondell and/or any of its Affiliates, or acquired or developed by Lyondell and/or any of its Affiliates.

          "Purchase Price" is defined in Section 2.1 of the Conditional Transfer Agreement.

          "Raw Materials" means ethylene, propylene, benzene and/or Other Raw Materials.

          "Registered Goods" is defined in Section 2.2 of the Conditional Transfer Agreement.

          "Related Persons" is defined in Section 13.1 of the Operating
Agreement.

          "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, dumping, discharge, dispersal, leaching, escaping, emanation or migration of any Chemical Substance in, into or onto the environment of any kind whatsoever, including the movement of any Chemical Substance through or in the environment, exposure of any type in any workplace, any release as defined in any EHS Law.

          "Sale and Transfer Agreement" means the Sale and Transfer Agreement entered into as of the Signing Date between LCNL as Transferor and the Bayer Partner as Transferee.

          "Senior Plant Management Team" means the Director of European Manufacturing, PO-11 Plant Manager, Process Engineering Manager, Project Engineering Manager and EHS/Q Manager (or equivalent positions of responsibility if titles change) with responsibility for the PO-11 Plant Facilities and whether or not such Persons have responsibility for other facilities operated by the Lyondell Group.

          "Service Center Europe" or "SCE" means Lyondell's Service Center Europe located on the Signing Date at Weenapoint D, Weena 762, 3014DA, Rotterdam, The Netherlands, or any successor service function.

          "Service Charges" means all direct personnel and other costs, indirect costs, taxes and permitted off-site or corporate indirect costs and overheads (subject to Section 6.2 of the Operating Agreement), including third party Operating Costs and Capital Costs that are billed by a third party to the Operator, incurred by or on behalf of the Operator in connection with the provision of Development Services and/or Operating Services pursuant to the Operating Agreement.

          "Service Provider" is defined in Schedule 4.2.5 to the Operating Agreement.

          "Shared European/Regional Manufacturing Staff" is defined in Appendix 1A to the Operating Agreement (for purposes of Appendix 1A only) and in Appendix 6.2 to the Operating Agreement (for all purposes other than Appendix 1A).

          "Shared Storage Facilities" means storage facilities for PO or SM that are located within the Leased Premises and are shared between the Partners (i.e., are not dedicated 100% to the use of any one Partner as a result of a Unilateral Capital Project).

          "Signing Date" means the signing date for the PO-11 Transaction Agreements, being 18 December 2000.

          "SM" means styrene monomer.

     "SM Manufacturing Costs" means the total Variable and Fixed Costs excluding depreciation per metric tonne of styrene for SM from PO-11, as determined by the Lyondell accounting system and used in Lyondell's business management processes. The monthly SM Manufacturing Costs shall be auditable for the Bayer Partner in accordance with Section 9.4.2 of the Operating Agreement.

          "Small Projects Budget" is defined in Section 7.2 of the Operating Agreement.

          "SRM Procuring Partner" is defined in Section 13.3 of the Partnership Agreement.

          "Strategic Raw Materials" means propylene, ethylene and/or benzene, as context requires.

          "Strategic Raw Materials Purchasing Plan" is defined in Section 5.1 of the Operating Agreement.

          "Successor Parent" is defined in Section 3.2 of the Parent Agreement.

          "Sunk Costs" means all costs incurred by the Lyondell Group prior to 2001 in connection with the development and design, procurement and construction of the PO-11 Plant

Facilities, as agreed by the Partners and reflected in their initial capital contributions funded in accordance with Section 6.1 of the Partnership Agreement.

          "Suspending Conditions" means the Bayer Suspending Conditions and/or the Lyondell Suspending Conditions, as context requires.

          "Suspension of Payments Proceeding" is defined in Section 2.1 of the Conditional Transfer Agreement.

          "Taxes" means all taxes, charges, fees, levies or other assessments imposed by any taxing authority, including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, license, ad valorem, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, severance and stamp taxes (including any interest, fines, penalties or additions attributable to, or imposed on or with respect to, any such taxes, charges, fees, levies or other assessments).

          "TBA" means tertiary butyl alcohol.

          "Technical Support Staff" is defined in Appendix 1A to the Operating Agreement (for purposes of Appendix 1A only) and in Appendix 6.2 to the Operating Agreement (for all purposes other than Appendix 1A).

          "Technology Licensor" means Lyondell Chemie Technologie Nederland B.V. and its permitted successors and assigns under the Parent Agreement.

          "Term" means the Development Phase and the Production Term.

          "Third Party" means any Person other than the Partnership, a Partner, the Operator, and their respective Affiliates.

          "Third Party Claim" means any Claim by a Third Party. For avoidance of doubt, any obligation to remediate under EHS Law or Applicable Law and regardless of whether the remediation or environmental condition has become the subject of an enforcement proceeding, shall be considered a Third Party Claim.

          "Total Costs Plus New Capital Depreciation" is defined in Section 20.2 of the Partnership Agreement.

          "Transfer" means to sell, assign or otherwise in any manner other than a Pledge dispose of, whether by act, deed, merger, consolidation, conversion or otherwise. Such defined term is used as both a noun and a verb.

          "Turnaround" means a major periodic maintenance programme for the PO-11 Plant Facilities or a portion thereof, involving disruption of production. A Turnaround may be scheduled or unscheduled.

          "Umbrella Agreement" means the Umbrella Agreement to be entered into between the Municipality of Rotterdam (represented by the Chairman of the Rotterdam Municipal Port Management) and the Partnership.

          "Unilateral Capital Project" is defined in Section 7.6 of the Operating Agreement.

          "Unilateral Capital Project Asset" means an asset of the Partnership used exclusively in connection with a Unilateral Capital Project, and the allocable share attributable to a Unilateral Capital Project of an asset of the Partnership used in both a Unilateral Capital Project and other aspects of Partnership operations.

          "Unilateral Capital Project Asset Proceeds" is defined in Section 17.3 of the Partnership Agreement.

          "Unilateral Capital Implementation Plan" is defined in Section 7.6 of the Operating Agreement.

          "Unilateral Capital Project Threshold" is defined in Section 14.5 of the Partnership Agreement.

          "Uninsured Third Party Claim" means a Third Party Claim with respect to the operations of the PO-11 Plant Facilities that is not covered by the insurance program maintained by or on behalf of the Operator. A Third Party Claim that would be insured but for deductibles and/or self-insurance retention limits under the insurance program maintained by or on behalf of the Operator shall not be considered an Uninsured Third Party Claim. The portion of a Third Party Claim that exceeds coverage limits or that would have been covered but for a lapse in coverage due to non-payment of premium or otherwise shall be treated as an Uninsured Third Party Claim.

          "VAMIL" means "Free Depreciation of Ecologically Sound Investments" ("Willekeurige afschrijving milieu-investeringen"), a tax incentive for certain environmentally beneficial investments in The Netherlands.

          "Variable Costs" means the portion of cash costs associated with the production of PO or SM, as the case may be, that vary directly with changes in production levels.

          "VAT" means value added tax ("BTW" in The Netherlands).

          "Working Capital Statements" is defined in Section 6.2 of the Partnership Agreement.

          "year" means a calendar year.

                                   EXHIBIT B

                         DISPUTE RESOLUTION PROCEDURES

               FOR OPERATING AGREEMENT AND PARTNERSHIP AGREEMENT



A.  GENERAL PROVISIONS.

1.  Binding and Exclusive Means.

     The applicable dispute resolution provisions set forth in this Exhibit B shall be the binding and exclusive means to resolve all disputes arising under the Operating Agreement, the Partnership Agreement, the Parent Agreement, the Conditional Transfer Agreement and any other instrument entered into between members of the Lyondell Group and members of the Bayer Group that expressly provides for disputes to be exclusively resolved in accordance with these Dispute Resolution Procedures.

2.  Single Proceeding for Disputes.

     For disputes involving more than one of the instruments which provide for disputes to be resolved in accordance with these Dispute Resolution Procedures, and all disputes arising under the same facts or circumstances relating to more than one of such instruments, such disputes, if submitted to the same dispute resolution body, shall be combined in a single proceeding involving all relevant Parties.

3.  Continuation of Business.

     Notwithstanding the existence of any dispute or the pendency of any procedures pursuant to this Exhibit B, the Parties agree and undertake that all payments shall continue to be made and that all obligations not in dispute shall continue to be performed.

4.  Initiation of Dispute Resolution Procedures.

     Any Party may at any time invoke these Dispute Resolution Procedures by providing written notice of such action to the other Parties. The following provisions of this Article A do not apply to any dispute that is governed by the provisions of Article C to Article E below.

5.  Submission of Dispute to the Management Committee.

     Unless the dispute has arisen at the Management Committee, the Parties within five Business Days after such notice shall schedule a meeting of the Management Committee to be held at the Operator's offices in Rotterdam, The Netherlands. The meeting shall occur within 20 Business Days after notice of the meeting is delivered to the Parties. The Management Committee shall attempt, in a commercially reasonable manner, to negotiate a resolution of the dispute.

6.   Submission of Dispute to the Global Steering Committee.

     If the Management Committee has not negotiated a resolution to the dispute within 45 days of the initial notice of such dispute, or if the dispute arose at the Management Committee, then a meeting of the Global Steering Committee shall be called and shall be held. The meeting shall be held in Rotterdam, The Netherlands or at another location selected by the Global Steering Committee members. The Global Steering Committee shall attempt, in a commercially reasonable manner, to negotiate a resolution of the dispute.

7.   Mediation or Other Alternative Dispute Resolution.

     Either the Management Committee or the Global Steering Committee may, by a majority vote of each of the Lyondell representatives and the Bayer representatives, order mediation or other form of alternative dispute resolution if they believe such technique is useful in resolving the dispute. If a method of alternative dispute resolution is agreed upon, a specific timetable and completion date for its implementation shall also be agreed upon.

8.   Implementing the Resolution.

     If the Management Committee or the Global Steering Committee succeed in resolving the dispute, then one or more of the Parties shall be directed (in as comprehensive detail as reasonably practicable) to take the actions necessary to carry out such resolution and each Party agrees that it will do all things reasonably necessary to give full effect to such resolution. Each Party shall have a commercially reasonable time in which to take such actions.

B.   ARBITRATION.

1.   Binding Arbitration under NAI Rules.

     Any dispute, other than disputes that are governed by Article C to Article E below, that is not resolved within 45 days after the first meeting of the Global Steering Committee, under Article A above, shall be finally settled by arbitration by a three-member arbitration panel in accordance with the rules of The Netherlands Arbitration Institute (the "NAI RULES"). The arbitration proceedings and all documents delivered to or by the arbitrators shall be in English and the arbitrators shall make their award in accordance with the rules of law. The extended periods of time applicable to international arbitration proceedings pursuant to Article 5(2) of the NAI Rules shall not be applicable. The venue for the proceedings shall be Rotterdam, The Netherlands. To the fullest extent permitted by law, the arbitration proceedings and award shall be maintained in confidence by the arbitrators and the Parties. The NAI will not be authorised to publish the award in accordance with Article 55 of the NAI Rules.

2.   Appointment of Arbitrators.

     The Party initiating arbitration shall notify the NAI in accordance with the NAI Rules (the "ARBITRATION NOTICE") and shall deliver a copy thereof to the other Parties. The Parties, having regard to the nature of the dispute and the expertise required of the arbitrators (e.g., technical, financial or judicial), shall attempt to agree on the qualification requirements of the arbitrators to present to the NAI within 15 days following the Arbitration Notice to be used by the NAI in its "List Procedure" under Article 14 of the NAI Rules. If the Parties cannot agree on such qualification requirements within such 15 day period, then the normal procedures of Article 14 of the NAI Rules shall apply. If any arbitrator is unable to serve, his or her replacement will be selected in the same manner as the arbitrator to be replaced.

3.   Arbitration Decision.

     The arbitrators shall have the authority to issue injunctive relief. The arbitrators shall render the final arbitration award, in writing, within 20 days following the completion of the final arbitration hearing. If the arbitrators' decision results in a monetary award, the interest to be granted on such award, if any, and the rate of such interest shall be determined by the arbitrators in their discretion. The arbitrators shall allocate the costs of the arbitrators and the costs of the proceeding in their discretion. The arbitration award shall be final and binding on the Parties and, to the extent permitted by Applicable Law, the Parties waive any rights to appeal against such award.

4.   Special Burden of Proof for Certain Disputes.

     For any dispute to be resolved by arbitration in relation to the Operating Agreement in which it is alleged that the Operator is not complying with Applicable Law, the Policies or Good Industry Practice or is acting in a manner that is not consistent with the Lyondell Operating Practices, the arbitrators must find such non-compliance or inconsistency in a significant respect, after giving reasonable latitude to the Operator's judgement in applying Applicable Law, the Policies, the Lyondell Operating Practices and Good Industry Practice.

5.   Curative Period.

     If the issue of whether a breach of the Operating Agreement and/or the Partnership Agreement occurred or whether one of the Parties was entitled to exercise remedial rights is in dispute, then the non-prevailing Party shall have a commercially reasonable period of time to cure the default or circumstance before the prevailing Party shall be entitled to exercise such remedial rights. The Arbitrators shall include in their award the time in which the non-prevailing Party must complete such cure.

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

C. DETERMINATION OF CERTAIN CONSISTENCY CLAIM DISPUTES BY PANEL OF BINDING ADVISORS.

1.   Submission of Consistency Claim Disputes to Panel of Binding Advisors.

     Any dispute as to whether the Operator's proposed actions and/or expenditures are consistent with the Policies and Lyondell Operating Practices (a "CONSISTENCY CLAIM") in connection with a dispute under
     Section 7.3.4 of the Operating Agreement among the Parties regarding the Annual Plan or in connection with an expenditure or proposed expenditure by the Operator in respect of EHS activities or resulting from personnel compensation increases in which such expenditure is disputed by the Bayer Partner pursuant to and in accordance with Section 13.4 of the Partnership Agreement, may be submitted by the Bayer Partner within the time period provided in Section 7.3.4 of the Operating Agreement or Section 13.4 of the Partnership Agreement, as applicable, to binding resolution by a three-member panel of binding advisors ("bindend adviseurs") pursuant to this Article C. Both Partners and the Operator shall be Parties to any Consistency Claim procedure under this Article C. The fact that the Partnership is deadlocked on the issue shall be disclosed to the binding advisors and neither Party shall have the authority to represent the Partnership in such proceeding.

2.   Appointment of Binding Advisor Panel.

     Within 15 days following the notice by the Bayer Partner to the Operator that the Consistency Claim is to be submitted to resolution by a three-member binding advisor panel, the Parties shall attempt to agree on the qualification requirements of the binding advisors to present to the NAI to be used by the NAI in its "List Procedure" under Article 14 of the NAI Rules, which shall be used to appoint the binding advisor panel members.
     If the Parties cannot agree on such qualification requirements within such 15 day period, then the qualification requirements are that each binding advisor must be a chemical engineer with experience in the management and operation of a major chemical plant in Western Europe or North America.

3.   Conduct of the Proceedings.

     The binding advisor proceeding and all documents delivered to or by the binding advisors shall be in English. In the absence of an agreement to the contrary, the place of the proceeding shall be Rotterdam, The Netherlands. The proceeding shall be conducted in accordance with the NAI Rules. The extended periods of time applicable to international arbitration proceedings pursuant to Article 5(2) of the NAI Rules shall not be applicable. To the fullest extent permitted by law, the binding advisor proceedings and decision shall be maintained in confidence by the binding advisors and the Parties. The NAI will not be authorised to publish the award in accordance with Article 55 of the NAI Rules.

4.   Standard of Proof.

     To reach a decision in favour of the Bayer Partner, the binding advisors must find, after giving reasonable latitude to the Operator's judgement in applying the Policies and the Lyondell Operating Practices, that the Operator's proposed course of action and/or expenditure, as applicable, is inconsistent with the Policies and the Lyondell Operating Practices in a significant respect. The binding advisors are not authorised to make any other decision or award except as provided in Section C.7 and Section C.8 below.

5. If Decision is in Favour of the Operator and the Lyondell Partner or there is No Decision within Six Months.

     If the binding advisors decide for the Operator and the Lyondell Partner, or do not reach a decision for any reason within six months following the expiration of the period within which the Global Steering Committee is to attempt to resolve the dispute pursuant to Section 7.3.4(b) of the Operating Agreement or Section 13.4 of the Partnership Agreement, as applicable, then the proposed course of action or expenditure of the Operator shall be deemed consistent with the Policies and the Lyondell Operating Practices for all purposes and shall be treated as part of the Annual Plan for all purposes, including as to spending authority of the Operator. In addition, if a decision is made regarding proposed spending under Section 13.4 of the Partnership Agreement and the Lyondell Partner has instructed the Operator to defer proceeding with the disputed expenditures pending resolution of the dispute because the Bayer Partner would not release the Lyondell Partner from responsibility for a disproportionate share of costs pursuant to Section C.7 below, then the binding advisors shall have the authority to award Damages in favour of the Operator and/or the Lyondell Partner in the appropriate case under Section
     C.8 below.

6.   If Decision is Against the Lyondell Partner and the Operator.

     If the binding advisors decide in favour of the Bayer Partner, the Operator shall prospectively modify its conduct accordingly. The Operator shall not be responsible in Damages for the past failure of the Operator to have operated consistently with the Policies and the Lyondell Operating Practices. Allocation of cost responsibility between the Partners shall be in accordance with Section C.7 below.

7. If there is a Dispute under Section 13.4 of the Partnership Agreement Decided Against the Lyondell Partner and the Operator.

     For Consistency Claim disputes regarding expenditures or proposed expenditures for EHS activities, or that result from personnel compensation increases, the Bayer Partner is required by Section 13.4 of the Partnership Agreement to elect whether it will release the Lyondell Partner from responsibility pursuant to this Section C.7 for potentially paying more than its Partnership Percentage share of the costs associated with such expenditures by the Operator which the Partnership may incur during the pendency of the relevant dispute resolution process. If the Bayer Partner elects not to release the Lyondell Partner from responsibility for additional costs pursuant to Section 13.4 of the Partnership

     Agreement, and the Operator makes expenditures in connection with the disputed EHS activity or personnel compensation increase and the binding advisors determine that the Operator's expenditures were not consistent with the EHS Policies or the Personnel Policies, as applicable, then the following shall apply:

     (a) The binding advisors shall determine a realistic alternative to the Operator's proposed course of action that is also consistent with the Policies and the Lyondell Operating Practices.

     (b) The binding advisors shall make a cost/benefit analysis, comparing the relative benefits and costs of the course of action undertaken by the Operator to the alternative course of action determined by the binding advisors pursuant to Section C.7(a) above.

     (c) Subject to Section C.7(d) below, the Lyondell Partner will be allocated 100% of the capital or other costs incurred that are associated with the course of action of the Operator that is determined to be not consistent with the EHS Policies or the Personnel Policies, as applicable.

     (d) If and to the extent that the course of action undertaken by the Operator creates an economic benefit to the Partnership, then the portion of the economic costs allocated 100% to the Lyondell Partner shall be reduced by a ratio (expressed as a percentage) equal to the economic benefit resulting to the Partnership over the total costs associated with the course of action undertaken by the Operator. This reduction shall be applied to each item of the applicable costs for the course of action undertaken by the Operator. The costs for the course of conduct undertaken by the Operator that are not charged 100% to the Lyondell Partner shall be shared by the Partners in the ratio of their Partnership Percentages.

     (e) By way of example only, if an EHS course of action implemented by the Operator is subsequently determined by the binding advisors to be completely unnecessary for regulatory purposes and is otherwise inconsistent with the EHS Policies and the Lyondell Operating Practices, then the applicable costs will have no economic benefit to the Partnership and all of those costs will be allocated 100% to the Lyondell Partner. On the other hand, if the EHS course of action implemented by the Operator is subsequently determined by the binding advisors to address an applicable regulatory requirement but otherwise is determined to be inconsistent with the EHS Policies and the Lyondell Operating Practices, and the alternative determined by the binding advisors that is consistent with the Policies and the Lyondell Operating Practices is less costly, then the costs associated with the action implemented by the Operator will have an economic benefit equal to the costs that would have been incurred by the Partnership to implement the alternative course of action determined by the binding advisors that is consistent with the EHS Policies and the Lyondell Operating Practices.

8. If there is a Dispute under Section 13.4 of the Partnership Agreement that is Not Decided against the Lyondell Partner and the Operator and Damages Result From Deferral.

     If the Bayer Partner elects under Section 13.4 of the Partnership Agreement not to release the Lyondell Partner from responsibility pursuant to Section
     C.7 above for potentially paying more than the Lyondell Partner's Partnership Percentage share of the costs associated with such expenditures by the Operator which the Partnership may incur during the resolution of the dispute if the Operator proceeds with the proposed EHS or personnel compensation increase expenditures, then the Lyondell Partner may elect under Section 13.4 of the Partnership Agreement to instruct the Operator to defer proceeding with such disputed expenditures during the resolution of the dispute. If the binding advisors do not find that the proposed expenditures were inconsistent with the EHS Policies and/or the Personnel Polices, as applicable, then the following shall apply:

     (a) If the Lyondell Partner and/or the Operator allege that the Partnership or the Operator have incurred Damages as a result of the deferral of such expenditures during the resolution of the dispute, then the binding advisors shall determine the Damages actually incurred by the Partnership and/or the Operator as a result of such deferral. For the avoidance of doubt, "Damages" excludes any lost profits or consequential, incidental or punitive damages incurred by the Operator or the Partnership for its own account.

     (b) The Bayer Partner shall be responsible for 100% of the Damages awarded by the binding advisors that are incurred by the Partnership or the Operator as a result of the Operator's deferral in proceeding with its proposed course of action and corresponding expenditures.

9.   Costs.

     Costs of the binding advisor procedure shall be borne by the non-prevailing Partner.

D. DETERMINATION OF DISPUTES CONCERNING THE ANNUAL ACCOUNTS THROUGH BINDING ADVISORS.

1.  Application; Binding Advisor Panel.

     The provisions of this Article D shall only be applicable to disputes concerning the Annual Accounts that are timely submitted by the disputing Partner to resolution hereunder pursuant to Section 12.3 of the Partnership Agreement. Such disputes are to be resolved by a three-member binding advisor panel in accordance with the following provisions of this Article D.

2.   Appointment of Binding Advisor Panel.

     The binding advisor panel shall be comprised of three public accountants with substantial experience in auditing chemical businesses in Western Europe. If no agreement is reached on the appointment of the binding advisors by the Partners within 15 days from the submission of the dispute to binding advisor determination pursuant to Section 12.3 of the Partnership Agreement, then such qualification requirements shall be used by the NAI in its "List Procedure" under Article 14 of the NAI Rules, which shall be used to appoint the binding advisor panel members.

3.   Conduct of the Proceedings.

     The binding advisor proceedings shall be in English. In the absence of an agreement to the contrary, the place of the proceeding shall be Rotterdam, The Netherlands. The proceeding shall be conducted in accordance with the NAI Rules. The binding advisors shall have access to the books and records of the Partnership as well as to all relevant working papers and other information available to the external auditors which audited the Annual Accounts. The extended periods of time applicable to international arbitration proceedings pursuant to Article 5(2) of the NAI Rules shall not be applicable. To the fullest extent permitted by law, the binding advisor proceedings and decision shall be maintained in confidence by the binding advisors and the Parties. The NAI will not be authorised to publish the award in accordance with Article 55 of the NAI Rules.

4.   Decision of the Binding Advisors; Costs.

     The binding advisors shall reach their decision within 30 days of appointment. The costs of the binding advisors proceeding shall be for the account of the Partnership if the Annual Accounts, as revised by the binding advisors, deviate materially from the Annual Accounts as audited by the Partnership's external auditors. Otherwise, the costs of the binding advisors proceeding shall be for the sole account of the disputing Partner.

E. DETERMINATION OF FAIR MARKET VALUE THROUGH BINDING ADVISORS UPON FULFILMENT OF SUSPENDING CONDITIONS.

1.   Application.

     The provisions of this Article E shall only be applicable following fulfilment of the Lyondell Suspending Conditions or the Bayer Suspending Conditions pursuant to the Conditional Transfer Agreement.

2.   Fair Market Value by Binding Advisors.

     The fair market value of the Partnership Interest of the Lyondell Partner or the Bayer Partner as of the date of the fulfilment of a Lyondell Suspending Condition or a Bayer Suspending Condition whichever is applicable, shall be determined by the decision of a three-member binding advisor panel in accordance with the following procedures. The determination of fair market value shall include a separate allocation of value to the Ground Lease.

3.   Appointment of Binding Advisor Panel.

     The binding advisor panel shall be comprised of three investment bankers or business consultants with substantial experience in valuing chemical plants and chemical businesses in Western Europe. Such qualification requirements shall be used by the NAI in its "List Procedure" under Article 14 of the NAI Rules, which shall be used to appoint the binding advisor panel members.

4.   Conduct of the Proceedings.

     The binding advisors shall conduct the proceeding in accordance with the NAI Rules, except as hereinafter provided. In the absence of an agreement to the contrary, the place of the proceeding shall be Rotterdam, The Netherlands. The proceedings and all documents delivered to and by the binding advisors shall be in English. The extended periods of time applicable to international arbitration proceedings pursuant to Article 5(2) of the NAI Rules shall not be applicable. The binding advisors shall consider all relevant valuation methodologies and all relevant facts and circumstances in determining the fair market value of the Partnership Interest of the Lyondell Partner or the Bayer Partner, as applicable, including the availability or non-availability of licenses and permits to operate the PO-11 Plant Facilities.

5.   Decision of the Binding Advisors; Costs.

     The binding advisors shall reach their decision within 30 days of appointment. The costs of the binding advisor procedure shall be for the account of the transferee of the Partnership Interest of the Lyondell Partner or the Bayer Partner, as applicable.